EXHIBIT 99.4
Michigan Insurance Company
Balance Sheet
September 30, 2010
(Unaudited)

Assets

Investments
Fixed maturities, available for sale, at fair value	$59,207,740
Equity securities, available for sale, at fair value	8,238,774

Total investments	67,446,514
Cash	641,066
Accrued investment income	627,573
Premiums receivable	29,561,117
Reinsurance receivable	78,209,217
Deferred policy acquisition costs	8,734,206
Deferred tax asset, net	2,202,234
Prepaid reinsurance premiums	37,279,911
Other	3,878,148

Total assets	$228,579,986

Liabilities and Stockholders’ Equity

Liabilities
Losses and loss expenses	$98,853,383
Unearned premiums	50,077,379
Accrued expenses	11,396,139
Reinsurance balances payable	16,705,458
Subordinated debentures	5,000,000
Unearned commission income	10,783,566
Other	1,134,174

Total liabilities	193,950,099

Stockholders’ Equity
Common stock	2,107,390
Additional paid-in capital	18,995,382
Retained earnings	13,627,075
Treasury stock	(99,960)

Total stockholders’ equity	34,629,887

Total liabilities and stockholders’ equity	$228,579,986

Michigan Insurance Company
Statement of Income
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Revenues:
Net premiums earned	$19,997,658	$20,443,696
Investment income, net of investment expenses	1,192,419	1,371,849
Realized gain	143,952	106,111
Other income	1,222,643	990,183

Total revenues	22,556,672	22,911,839

Expenses:
Net losses and loss expenses	14,071,052	14,056,472
Other underwriting expenses	6,799,875	6,768,441
Other expenses	480,845	661,579

Total expenses	21,351,772	21,486,492

Income before income taxes	1,204,900	1,425,347
Income taxes	144,340	305,835

Net income	$1,060,560	$1,119,512

Michigan Insurance Company
Statement of Income
(Unaudited)

	Three Months Ended September 30,
	2010	2009
Revenues:
Net premiums earned	$6,825,146	$6,755,364
Investment income, net of investment expenses	463,378	471,409
Realized gain	71,458	63,718
Other income	431,879	341,804

Total revenues	7,791,861	7,632,295

Expenses:
Net losses and loss expenses	4,927,691	4,188,417
Other underwriting expenses	2,047,326	2,224,389
Other expenses	161,059	181,650

Total expenses	7,136,076	6,594,456

Income before income taxes	655,785	1,037,839
Income taxes	108,685	270,548

Net income	$547,100	$767,291

Michigan Insurance Company
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities:
Net income	$1,060,560	$1,119,512

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	263,901	(92,837)
Net realized investment gains	(143,952)	(106,111)
Changes in assets and liabilities:
Losses and loss expenses	4,326,222	(2,072,924)
Unearned premiums	2,580,606	1,344,721
Premiums receivable	(1,630,533)	(1,874,964)
Deferred acquisition costs	(11,337)	(490,277)
Deferred income taxes	(179,887)	(100,899)
Reinsurance receivable	(3,060,346)	2,154,619
Prepaid reinsurance premiums	(1,373,960)	(398,664)
Accrued investment income	35,516	(35,957)
Reinsurance balances payable	(338,237)	(1,197,560)
Current income taxes	(458,798)	(261,393)
Accrued expenses	(2,690,624)	(65,476)
Other, net	328,813	(2,036,602)

Net adjustments	(2,352,616)	(5,234,324)

Net used in operating activities	(1,292,056)	(4,114,812)

Cash Flows from Investing Activities:
Purchase of fixed maturities, available for sale	(11,913,770)	(36,908,218)
Purchase of equity securities, available for sale	(780,466)	(1,137,796)
Maturity of fixed maturities, available for sale	9,821,991	32,795,668
Sale of equity securities, available for sale	574,233	794,809

Net cash used in investing activities	(2,298,012)	(4,455,537)

Cash Flows from Financing Activities:
Issuance of common stock	41,339	161,794

Net cash provided by financing activities	41,339	161,794

Net decrease in cash	(3,548,729)	(8,408,555)
Cash at beginning of period	4,189,795	8,740,475

Cash at end of period	$641,066	$331,920

4